Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made and entered into by and between Charah, LLC, a Kentucky limited liability company (the “Company”), and Roger Shannon (“Employee”) effective as of June 17, 2019 (the “Effective Date”). Charah Solutions, Inc., a Delaware corporation and parent of the Company (the “Parent”), enters into this Agreement for the limited purposes of acknowledging and agreeing to Section 3(c).

1. Employment. During the Employment Period (as defined in Section 4), the Company shall employ Employee, and Employee shall serve, as Chief Financial Officer and Treasurer of the Company and the Parent and in such other position or positions as may be assigned from time to time by the Company.

2. Duties and Responsibilities of Employee.

(a) During the Employment Period, Employee shall devote Employee’s best efforts and full business time and attention to the businesses of the Parent and its direct and indirect subsidiaries as may exist from time to time, including the Company (collectively, the Parent and its direct and indirect subsidiaries are referred to as the “Company Group”) as may be requested by the Company from time to time. Employee’s duties and responsibilities shall include those normally incidental to the position(s) identified in Section 1, as well as such additional duties as may be assigned to Employee by the Company from time to time, which duties and responsibilities may include providing services to other members of the Company Group in addition to the Company. Employee may, without violating this Section 2(a): (i) as a passive investment, own publicly traded securities in such form or manner as will not require any services by Employee in the operation of the entities in which such securities are owned; (ii) engage in charitable and civic activities; or (iii) with the prior written consent of the board of directors (the “Board”) of the Parent, engage in other personal and passive investment activities, in each case, so long as such ownership, interests or activities do not interfere with Employee’s ability to fulfill Employee’s duties and responsibilities under this Agreement and are not inconsistent with Employee’s obligations to any member of the Company Group or competitive with the business of any member of the Company Group.

(b) Employee hereby represents and warrants that Employee is not the subject of, or a party to, any employment agreement, non-competition, non-solicitation, restrictive covenant or non-disclosure agreement, or any other agreement, obligation, restriction, or understanding that would prohibit Employee from executing this Agreement or fully performing each of Employee’s duties and responsibilities hereunder, or would in any manner, directly or indirectly, limit or affect any of the duties and responsibilities that may now or in the future be assigned to Employee hereunder. Employee expressly acknowledges and agrees that Employee is strictly prohibited from using or disclosing any confidential information belonging to any prior employer in the course of performing services for any member of the Company Group, and Employee promises that Employee shall not do so. Employee shall not introduce documents or other materials containing confidential information of any prior employer to the premises or property (including computers and computer systems) of any member of the Company Group.

(c) Employee owes each member of the Company Group fiduciary duties (including (i) duties of loyalty and disclosure and (ii) such fiduciary duties that an officer of the Parent owes under the laws of the State of Delaware), and the obligations described in this Agreement are in addition to, and not in lieu of, the obligations Employee owes each member of the Company Group under statutory and common law.

3. Compensation.

(a) Base Salary. During the Employment Period, the Company shall pay to Employee an annualized base salary of $415,000 (the “Base Salary”) in consideration for Employee’s services under this Agreement, payable in substantially equal installments in conformity with the Company’s customary payroll practices for similarly situated employees as may exist from time to time, but no less frequently than monthly.

(b) Short-Term Incentive Awards. Employee shall be eligible for discretionary short-term incentive compensation with a target short-term incentive award equal to 70% of Employee’s Base Salary for each calendar year that Employee is employed by the Company hereunder (the “STI Award”); provided, however, that the STI Award for the 2019 calendar year shall be at least $145,250. The performance targets that must be achieved in order to be eligible for certain short-term incentive levels shall be established by the Board (or a committee thereof) annually, in its sole discretion, and communicated to Employee within the first ninety (90) days of the applicable calendar year (the “STI Year”). Each STI Award, if any, shall be paid as soon as administratively feasible after the Board (or a committee thereof) certifies whether the applicable performance targets for the applicable STI Year have been achieved, but in no event later than March 15 following the end of such STI Year. Notwithstanding anything in this Section 3(b) to the contrary, no STI Award, if any, nor any portion thereof, shall be payable for any STI Year unless Employee remains continuously employed by the Company from the Effective Date through the date on which such STI Award is paid.

(c) Annual Equity Awards. During the Employment Period, Employee shall be eligible to receive annual awards under the Parent’s 2018 Omnibus Incentive Plan or such other equity incentive plan of the Parent as may be in effect from time to time (the “Incentive Plan”) in such amounts generally consistent with the Company’s equity award guidelines as in effect from time to time. The target value (assuming all applicable performance levels are met or exceeded) of Employee’s 2019 award under the Incentive Plan will be approximately $415,000. All Awards granted to Employee under the Incentive Plan, if any, shall be in such amounts and on such terms and conditions as the Board or a committee thereof shall determine from time to time, and shall be subject to and governed by the terms and provisions of the Incentive Plan as in effect from time to time and the award agreements evidencing such awards. Nothing herein shall be construed to give Employee any rights to any amount or type of grant or award except as provided in an award agreement and authorized by the Board or a committee thereof.

4. Term of Employment. The initial term of Employee’s employment under this Agreement shall be for the period beginning on the Effective Date and ending on the third (3rd) anniversary of the Effective Date (the “Initial Term”). On the third (3rd) anniversary of the Effective Date and on each subsequent anniversary thereafter, the term of Employee’s employment under this Agreement shall automatically renew and extend for a period of twelve (12) months

(each such twelve (12)-month period being a “Renewal Term”) unless written notice of non-renewal is delivered by either party to the other not less than sixty (60) days prior to the expiration of the then-existing Initial Term or Renewal Term, as applicable. Notwithstanding any other provision of this Agreement, Employee’s employment pursuant to this Agreement may be terminated at any time in accordance with Section 6(b). The period from the Effective Date through the expiration of this Agreement or, if sooner, the termination of Employee’s employment pursuant to this Agreement, regardless of the time or reason for such termination, shall be referred to herein as the “Employment Period.”

5. Business Expenses; Relocation.

(a) Business Expenses. Subject to Section 23, the Company shall reimburse Employee for Employee’s reasonable out-of-pocket business-related expenses actually incurred in the performance of Employee’s duties under this Agreement so long as Employee timely submits all documentation for such expenses, as required by Company policy in effect from time to time. Any such reimbursement of expenses shall be made by the Company upon or as soon as practicable following receipt of such documentation (but in any event not later than the close of Employee’s taxable year following the taxable year in which the expense is incurred by Employee). In no event shall any reimbursement be made to Employee for any expenses incurred after the date of Employee’s termination of employment with the Company.

(b) Relocation.

(i) The Company shall provide Employee with a lump sum cash payment equal to the sum of: (A) $20,000 (the “Relocation Allowance”) and (B) the Additional Relocation Allowance (as defined below), which Relocation Allowance and Additional Relocation Allowance (collectively, the “Relocation Payment”) will be paid in two installments as follows: 25% of the Relocation Payment will be paid on July 12, 2019 and the remaining 75% of the Relocation Payment will be paid on October 4, 2019, in each case, so long as Employee remains continuously employed by the Company hereunder through the applicable payment date. As used herein, “Additional Relocation Allowance” means an amount such that after payment by Employee of all federal, state and local income taxes (based solely on an assumed rate of 37%) and Medicare hospital insurance taxes (based solely on an assumed rate of 1.45%) imposed on the Relocation Allowance, Employee retains an amount of the Relocation Gross-Up Amount equal to all federal, state, and local income taxes (based solely on an assumed rate of 37%) and Medicare hospital insurance taxes (based solely on an assumed rate of 1.45%) imposed on the Relocation Allowance.

(ii) Subject to Section 23, the Company shall reimburse Employee for the reasonable costs (as determined by the Company) attendant to: (A) up to ten (10) days of hotel costs beginning two (2) days prior to the Effective Date; (B) housing expenses up to $1,500 per month for the period beginning July 1, 2019 and ending June 30, 2020; (C) mileage and meals for up to six (6) round trips between Louisville, Kentucky and Brownsboro, Alabama; (D) two (2) hotel rooms and meals on the day Employee moves to Louisville, Kentucky; and (E) mileage and meals for Employee’s one-way trip from Brownsboro, Alabama to Louisville, Kentucky on the date Employee moves to Louisville, Kentucky (the reimbursement of the reasonable costs set forth in the preceding clauses (A) through (E) are collectively referred to herein as the “Relocation Benefits”).

(iii) If either (A) Employee’s employment hereunder terminates pursuant to Sections 7(a) or 7(e) prior to the first anniversary of the Effective Date, or (B) Employee does not complete his relocation to Louisville, Kentucky prior to August 31, 2021, then Employee shall be required to, and expressly promises to, repay to the Company the Relocation Allowance previously paid to Employee, which repayment shall be paid in a cash lump sum no later than 30 days following the earlier of the Termination Date (as defined below) or August 31, 2021.

6. Benefits.

(a) During the Employment Period, Employee shall be eligible to participate in the same benefit plans and programs in which other similarly situated Company employees are eligible to participate, subject to the terms and conditions of the applicable plans and programs in effect from time to time. The Company shall not, however, by reason of this Section 6, be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any such plan or policy, so long as such changes are similarly applicable to similarly situated Company employees generally.

(b) During the Employment Period, Employee shall be eligible to take paid time off in accordance with the Company’s paid time off policy as in effect from time to time. Unless otherwise provided for in any such paid time off policy, Employee shall forfeit (and shall not be entitled to any payment in respect of) any accrued but unused paid time off entitlement at the end of each calendar year or the end of the Employment Period.

7. Termination of Employment.

(a) Company’s Right to Terminate Employee’s Employment for Cause. The Company shall have the right to terminate Employee’s employment hereunder at any time for Cause. For purposes of this Agreement, “Cause” shall mean:

(i) Employee’s material breach of this Agreement or any other written agreement between Employee and one or more members of the Company Group, including Employee’s breach of any representation, warranty or covenant made under any such agreement;

(ii) Employee’s material breach of any law applicable to the workplace or employment relationship, or Employee’s material breach of any policy or code of conduct established by a member of the Company Group and applicable to Employee;

(iii) Employee’s gross negligence, willful misconduct, breach of fiduciary duty, fraud, theft or embezzlement;

(iv) the commission by Employee of, or conviction or indictment of Employee for, or plea of nolo contendere by Employee to, any felony (or state law equivalent) or any crime involving moral turpitude; or

(v) Employee’s willful failure or refusal, other than due to Disability, to perform Employee’s obligations pursuant to this Agreement or to follow any lawful directive from the Company, as determined by the Company; provided, however, that if Employee’s actions or omissions as set forth in this Section 7(a)(v) are of such a nature that the Company determines that they are curable by Employee, such actions or omissions must remain uncured thirty (30) days after the Company first provided Employee written notice of the obligation to cure such actions or omissions.

(b) Company’s Right to Terminate for Convenience. The Company shall have the right to terminate Employee’s employment for convenience at any time and for any reason, or no reason at all, upon written notice to Employee.

(c) Employee’s Right to Terminate for Good Reason. Employee shall have the right to terminate Employee’s employment with the Company at any time for Good Reason. For purposes of this Agreement, “Good Reason” shall mean:

(i) a material diminution in Employee’s Base Salary;

(ii) a material breach by the Company of any of its obligations under this Agreement; or

(iii) the relocation of the geographic location of Employee’s principal place of employment by more than seventy-five (75) miles from the location of Employee’s principal place of employment as of the Effective Date.

Notwithstanding the foregoing provisions of this Section 7(c) or any other provision of this Agreement to the contrary, any assertion by Employee of a termination for Good Reason shall not be effective unless all of the following conditions are satisfied: (A) the condition described in Section 7(c)(i), (ii) or (iii) giving rise to Employee’s termination of employment must have arisen without Employee’s consent; (B) Employee must provide written notice to the Board of the existence of such condition(s) within thirty (30) days after the initial occurrence of such condition(s); (C) the condition(s) specified in such notice must remain uncorrected for thirty (30) days following the Board’s receipt of such written notice; and (D) the date of Employee’s termination of employment must occur within sixty (60) days after end of the period referenced in clause (C).

(d) Death or Disability. Upon the death or Disability of Employee, Employee’s employment with Company shall automatically (and without any further action by any person or entity) terminate. For purposes of this Agreement, a “Disability” shall exist if either (i) the Board determines that Employee is unable to perform the essential functions of Employee’s position (after accounting for reasonable accommodation, if applicable and required by applicable law), due to physical or mental impairment that continues, or can reasonably be expected to continue, for a period in excess of one hundred-twenty (120) consecutive days or one hundred-eighty (180) days, whether or not consecutive (or for any longer period as may be required by applicable law), in any twelve (12)-month period or (ii) Employee becomes eligible to receive benefits under the Company’s long-term disability plan, as in effect from time to time.

(e) Employee’s Right to Terminate for Convenience. In addition to Employee’s right to terminate Employee’s employment for Good Reason, Employee shall have the right to terminate Employee’s employment with the Company for convenience at any time and for any other reason, or no reason at all, upon thirty (30) days’ advance written notice to the Company; provided, however, that if Employee has provided notice to the Company of Employee’s termination of employment, the Company may determine, in its sole discretion, that such termination shall be effective on any date prior to the effective date of termination provided in such notice (and, if such earlier date is so required, then it shall not change the basis for Employee’s termination of employment nor be construed or interpreted as a termination of employment pursuant to Section 7(b)).

(f) Effect of Termination.

(i) Death or Disability. If Employee’s employment hereunder is terminated upon the death or Disability of Employee, then so long as (and only if) Employee (or Employee’s guardian or the executor or other authorized representative of Employee’s estate): (A) executes on or before the Release Expiration Date (as defined below), and does not revoke within any time provided by the Company to do so, a release of all claims in a form acceptable to the Company (the “Release”), which Release shall release each member of the Company Group and their respective affiliates, and the foregoing entities’ respective shareholders, members, partners, officers, managers, directors, fiduciaries, employees, representatives, agents and benefit plans (and fiduciaries of such plans) from any and all claims, including any and all causes of action arising out of Employee’s employment with the Company and any other member of the Company Group or the termination of such employment, but excluding all claims to severance payments Employee may have under this Section 6(b) (the “Release Requirement”); and (B) does not violate the terms of Sections 9, 10 and 11, then the Company shall pay Employee the STI Award, if any, for the STI Year that includes the date on which Employee’s employment terminates (the “Termination Date”), determined based on actual performance and paid on the date short-term incentive awards for such STI Year are paid to other executives of the Company.

(ii) Termination without Cause; Resignation for Good Reason. If Employee’s employment hereunder is terminated prior to the expiration of the then-existing Initial Term or Renewal Term, as applicable, (i) by the Company without Cause pursuant to Section 7(b) or (ii) by Employee for Good Reason pursuant to Section 7(c), then so long as (and only if) Employee: (A) satisfies the Release Requirement; and (B) abides by the terms of each of Sections 9, 10 and 11, then the Company shall provide Employee with the payments and benefits set forth in Sections 7(f)(ii)(A), (B) and (C) below:

(A) The Company shall pay severance to Employee in a total amount equal to (x) the Applicable Severance Multiple (as defined below), multiplied by (y) the sum of Employee’s Base Salary and target STI Award for the year in which the Termination Date occurs (such total severance amount being referred to as the “Severance Payment”). The Severance Payment will be divided into substantially equal installments paid over the twelve (12)-month period following the Termination Date; provided, however, that if the Termination Date is within a CIC Protection Period (as defined below), then the Severance Payment will be paid to Employee in a single lump sum on the First Payment Date (as defined below). Subject to Section 23(d), if the Termination Date is not within a CIC Protection Period, then, on the First Payment Date, the Company shall pay to Employee, without interest, a number of such installments equal to the number of such installments that would have been paid during the period beginning on the Termination Date and ending on the First Payment Date had the installments been paid on the Company’s regularly scheduled pay dates on or following the Termination Date, and each of the remaining installments shall be paid on the Company’s regularly scheduled pay dates during the remainder of such twelve (12)-month period.

(B) During the portion, if any, of the twelve (12)-month period following the Termination Date (or, if the Termination Date is during a CIC Protection Period, the eighteen (18)-month period following the Termination Date) (as applicable, the “Reimbursement Period”) that Employee elects to continue coverage for Employee and Employee’s spouse and eligible dependents, if any, under the Company’s group health plans pursuant to Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall promptly reimburse Employee on a monthly basis for the difference between the amount Employee pays to effect and continue such coverage and the employee contribution amount that similarly situated employees of the Company pay for the same or similar coverage under such group health plans (the “COBRA Benefit”). Each payment of the COBRA Benefit shall be paid to Employee on the Company’s first regularly scheduled pay date in the calendar month immediately following the calendar month in which Employee submits to the Company documentation of the applicable premium payment having been paid by Employee, which documentation shall be submitted by Employee to the Company within thirty (30) days following the date on which the applicable premium payment is paid. Employee shall be eligible to receive such reimbursement payments until the earliest of: (x) the last day of the Reimbursement Period; (y) the date Employee is no longer eligible to receive COBRA continuation coverage; and (z) the date on which Employee becomes eligible to receive coverage under a group health plan sponsored by another employer (and any such eligibility shall be promptly reported to the Company by Employee); provided, however, that the election of COBRA continuation coverage and the payment of any premiums due with respect to such COBRA continuation coverage shall remain Employee’s sole responsibility, and the Company shall not assume any obligation for payment of any such premiums relating to such COBRA continuation coverage. Notwithstanding the foregoing, if the provision of the benefits described in this paragraph cannot be provided in the manner described above without penalty, tax or other adverse impact on the Company or any other member of the Company Group, then the Company and Employee shall negotiate in good faith to determine an alternative manner in which the Company may provide substantially equivalent benefits to Employee without such adverse impact on the Company or such other member of the Company Group.

(C) The Company shall pay Employee a pro-rata portion of the STI Award for the STI Year in which the Termination Date occurs (the “Pro-Rata STI Award”), which shall be equal to (x) the STI Award, if any, earned for the STI Year in which the Termination Date occurs based on actual performance (or, if the Termination Date occurs during a CIC Protection Period, the greater of target or actual performance), multiplied by (y) a fraction, the numerator of which is the number of days that have elapsed from the beginning of such STI Year through the Termination Date and the denominator of which is the total number of days in such STI Year. The Pro-Rata STI Award, if any, will be paid on the date short-term incentive awards for such STI Year are paid to other executives of the Company.

The payments and benefits described in Section 7(f)(ii)(A), (B) and (C) above are collectively referred to herein as the “Termination Benefits.”

(iii) For the avoidance of doubt, neither the Termination Benefits nor any portion thereof shall be payable if Employee’s employment hereunder terminates: (A) pursuant to any of the circumstances described in Sections 7(a), 7(d) or 7(e) above, or (B) upon the expiration of the then-existing Initial Term or Renewal Term, as applicable, as a result of a non-renewal of the term of Employee’s employment under this Agreement by the Company or Employee pursuant to Section 4.

(iv) If the Release is not executed and returned to the Company on or before the Release Expiration Date, and the required revocation period has not fully expired without revocation of the Release by Employee, then Employee shall not be entitled to any portion of the STI Award under Section 7(f)(i) or any of the Termination Benefits, as applicable. As used herein, the “Release Expiration Date” is that date that is twenty-one (21) days following the date upon which the Company delivers the Release to Employee (which shall occur no later than seven (7) days after the Termination Date) or, in the event that such termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), the date that is forty-five (45) days following such delivery date.

(v) As used herein, (A) “Applicable Severance Multiple” means one (1); provided, however, that if the Termination Date occurs during a CIC Protection Period, Applicable Severance Multiple means one and a half (1.5); (B) “Change in Control” has the meaning given to such term in the Charah Solutions, Inc. 2018 Omnibus Incentive Plan; (C) “CIC Protection Period” means the date on which a Change in Control occurs and the twenty-four (24) month period immediately thereafter; and (D) “First Payment Date” means the Company’s first regularly scheduled pay date that is on or after the date that is sixty (60) days after the Termination Date.

(g) Severance Clawback. Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that Employee is eligible to receive the Termination Benefits pursuant to Section 7(f) but, after such determination, the Company subsequently acquires evidence or determines that: (i) Employee has failed to abide by the terms of Sections 9, 10 or 11; or (ii) a Cause condition existed prior to the Termination Date that, had the Company been fully aware of such condition, would have given the Company the right to terminate Employee’s employment pursuant to Section 7(a), then the Company shall have the right to cease the payment of any future installments of the Severance Payment and the COBRA Benefit and any Pro-Rata STI Award, and Employee shall promptly return to the Company all installments of the Severance Payment and the COBRA Benefit and any Pro-Rata STI Award received by Employee prior to the date that the Company determines that the conditions of this Section 7(g) have been satisfied.

8. Disclosures. Promptly (and in any event, within three (3) business days) upon becoming aware of (a) any actual or potential Conflict of Interest or (b) any lawsuit, claim or arbitration filed against or involving Employee or any trust or vehicle owned or controlled by Employee, in each case, Employee shall disclose such actual or potential Conflict of Interest or such lawsuit, claim or arbitration to the Board. A “Conflict of Interest” shall exist when Employee engages in, or plans to engage in, any activities, associations, or interests that conflict with, or create an appearance of a conflict with, Employee’s duties, responsibilities, authorities, or obligations for and to any member of the Company Group.

9. Confidentiality. In the course of Employee’s employment with the Company and the performance of Employee’s duties on behalf of the Company Group hereunder, Employee will be provided with, and have access to, Confidential Information (as defined below). In consideration of Employee’s receipt and access to such Confidential Information, and as a condition of Employee’s employment hereunder, Employee shall comply with this Section 9.

(a) Both during the Employment Period and thereafter, except as expressly permitted by this Agreement or by directive of the Board, Employee shall not disclose any Confidential Information to any person or entity and shall not use any Confidential Information except for the benefit of the Company Group. Employee acknowledges and agrees that Employee would inevitably use and disclose Confidential Information in violation of this Section 9 if Employee were to violate any of the covenants set forth in Section 10. Employee shall follow all Company Group policies and protocols regarding the security of all documents and other materials containing Confidential Information (regardless of the medium on which Confidential Information is stored). The covenants of this Section 9(a) shall apply to all Confidential Information, whether now known or later to become known to Employee during the period that Employee is employed by or affiliated with the Company or any other member of the Company Group.

(b) Notwithstanding any provision of Section 9(a) to the contrary, Employee may make the following disclosures and uses of Confidential Information:

(i) disclosures to other employees of a member of the Company Group who have a need to know the information in connection with the businesses of the Company Group;

(ii) disclosures to customers and suppliers when, in the reasonable and good faith belief of Employee, such disclosure is in connection with Employee’s performance of Employee’s duties under this Agreement and is in the best interests of the Company Group;

(iii) disclosures and uses that are approved in writing by the Board; or

(iv) disclosures to a person or entity that has (x) been retained by a member of the Company Group to provide services to one or more members of the Company Group and (y) agreed in writing to abide by the terms of a confidentiality agreement.

(c) Upon the expiration of the Employment Period, and at any other time upon request of the Company, Employee shall promptly surrender and deliver to the Company all documents (including electronically stored information) and all copies thereof and all other materials of any nature containing or pertaining to all Confidential Information and any other Company Group property (including any Company Group-issued computer, mobile device or other equipment) in Employee’s possession, custody or control and Employee shall not retain any such documents or other materials or property of the Company Group. Within five (5) days of any such request, Employee shall certify to the Company in writing that all such documents, materials and property have been returned to the Company.

(d) All trade secrets, non-public information, designs, ideas, concepts, improvements, product developments, discoveries and inventions, whether patentable or not, that are or have been conceived, made, developed or acquired by or disclosed to Employee, individually or in conjunction with others, during the period that Employee is or has been employed by or affiliated with the Company or any other member of the Company Group (whether during business hours or otherwise and whether on the Company’s premises or otherwise) that relate to any member of the Company Group’s businesses or properties, products or services (including all such information relating to corporate opportunities, operations, future plans, methods of doing business, business plans, strategies for developing business and market share, research, financial and sales data, pricing terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or acquisition targets or their requirements, the identity of key contacts within customers’ organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names and marks) is defined as “Confidential Information.” Moreover, all documents, videotapes, written presentations, brochures, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, e-mail, voice mail, electronic databases, maps, drawings, architectural renditions, models and all other writings or materials of any type including or embodying any of such information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression are and shall be the sole and exclusive property of the Company or the other applicable member of the Company Group and be subject to the same restrictions on disclosure applicable to all Confidential Information pursuant to this Agreement. For purposes of this Agreement, Confidential Information shall not include any information that (i) is or becomes generally available to the public other than as a result of a disclosure or wrongful act of Employee or any of Employee’s agents; (ii) was available to Employee on a non-confidential basis before its disclosure by a member of the Company Group; or (iii) becomes available to Employee on a non-confidential basis from a source other than a member of the Company Group; provided, however, that such source is not bound by a confidentiality agreement with, or other obligation with respect to confidentiality to, a member of the Company Group.

(e) Notwithstanding the foregoing, nothing in this Agreement shall prohibit or restrict Employee from lawfully: (i) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by, any governmental authority (including the U.S. Securities and Exchange Commission) regarding a possible violation of any law; (ii) responding to any inquiry or legal process directed to Employee from any such governmental authority; (iii) testifying, participating or otherwise assisting in any action or proceeding by any such governmental authority relating to a possible violation of law; or (iv) making any other disclosures that are protected under the whistleblower provisions of any applicable law. Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (2) solely for the purpose of reporting or investigating a suspected violation of law; (B) is made to the individual’s attorney in relation to a lawsuit for retaliation against the individual for reporting a suspected violation of law; or (C) is made in a complaint or other document filed in a lawsuit or proceeding, if such filing is made under seal. Nothing in this Agreement requires Employee to obtain prior authorization before engaging in any conduct described in this paragraph, or to notify the Company that Employee has engaged in any such conduct.

10. Non-Competition; Non-Solicitation; Non-Disparagement.

(a) The Company shall provide Employee access to Confidential Information for use only during the Employment Period, and Employee acknowledges and agrees that the Company Group will be entrusting Employee, in Employee’s unique and special capacity, with developing the goodwill of the Company Group, and as an express incentive for the Company to enter into this Agreement and employ Employee hereunder, Employee has voluntarily agreed to the covenants set forth in this Section 10. Employee agrees and acknowledges that the limitations and restrictions set forth herein, including geographical and temporal restrictions on certain competitive activities, are reasonable in scope and purpose in all respects, do not interfere with public interests, will not cause Employee undue hardship, and are material and substantial parts of this Agreement intended and necessary to prevent unfair competition and to protect the Company Group’s Confidential Information, goodwill and legitimate business interests.

(b) During the Prohibited Period, Employee shall not, without the prior written approval of the Board, directly or indirectly, for Employee or on behalf of or in conjunction with any other person or entity of any nature:

(i) engage in or participate within the Market Area in competition with any member of the Company Group in any aspect of the Business, including by directly or indirectly: (A) owning, managing, operating, or being an officer or director of, any business that competes with any member of the Company Group in the Market Area, or (B) joining, becoming an employee or consultant of, or otherwise being affiliated with, any person or entity engaged in, or planning to engage in, the Business in the Market Area in competition, or anticipated competition, with any member of the Company Group in any capacity (with respect to this clause (B)) in which Employee’s duties or responsibilities are the same as or similar to the duties or responsibilities that Employee had on behalf of any member of the Company Group;

(ii) appropriate any Business Opportunity of, or relating to, any member of the Company Group located in the Market Area;

(iii) solicit, canvass, approach, encourage, entice or induce any customer or supplier of any member of the Company Group to cease or lessen such customer’s or supplier’s business with any member of the Company Group; or

(iv) solicit, canvass, approach, encourage, entice or induce any employee or contractor of any member of the Company Group to terminate his, her or its employment or engagement with any member of the Company Group.

(c) Because of the difficulty of measuring economic losses to the Company Group as a result of a breach or threatened breach of the covenants set forth in Section 9 and in this Section 10, and because of the immediate and irreparable damage that would be caused to the members of the Company Group for which they would have no other adequate remedy, the Company and each other member of the Company Group shall be entitled to enforce the foregoing covenants, in the event of a breach or threatened breach, by injunctions and restraining orders from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall not be the Company’s or any other member of the Company Group’s exclusive remedy for a breach but instead shall be in addition to all other rights and remedies available to the Company and each other member of the Company Group at law and equity.

(d) The covenants in this Section 10, and each provision and portion hereof, are severable and separate, and the unenforceability of any specific covenant (or portion thereof) shall not affect the provisions of any other covenant (or portion thereof). Moreover, in the event any arbitrator or court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which such arbitrator or court deems reasonable, and this Agreement shall thereby be reformed.

(e) The following terms shall have the following meanings:

(i) “Business” shall mean the business and operations that are the same or similar to those performed by the Company and any other member of the Company Group during the Employment Period, which business and operations include: (A) coal ash management and recycling, environmental remediation and outage maintenance services; (B) the design and implementation of solutions for complex environmental projects (such as ash pond closures) and coal ash recycling (and facilitation thereof, including through byproduct sales and other beneficial use services); (C) byproduct sales for power generation customers (including sale and recycling of coal combustion residuals); and (D) maintenance and technical services for fossil services and nuclear services clients (including management of coal ash for coal-fired power generation facilities) and providing services with respect to maintenance, outage services, facility maintenance and staffing solutions for nuclear and fossil power generation facilities.

(ii) “Business Opportunity” shall mean any commercial, investment or other business opportunity relating to the Business.

(iii) “Market Area” shall mean: (A) the geographic area within a 250-mile radius of any office or other facility of the Company or any other member of the Company Group or any work site (including any project site, customer office or any other facility owned, operated, serviced or managed by a member of the Company Group) where Participant worked or for which Participant had direct or indirect responsibility during the period of Participant’s employment with the Company or any other member of the Company Group; and (B) those geographic areas set forth on Exhibit A hereto.

(iv) “Prohibited Period” shall mean the period during which Employee is employed by any member of the Company Group and continuing for a period of twelve (12) months following the date that Employee is no longer employed by any member of the Company Group.

(f) Subject to Section 9(e) above, Employee agrees that during the period from and after the Effective Date, Employee will not, and will cause Employee’s affiliates to not, make, publish, or communicate any disparaging or defamatory comments regarding any member of the Company Group or any of their respective current or former directors, officers, members, managers, partners, executives or direct or indirect owners (including equityholders).

11. Ownership of Intellectual Property. Employee agrees that the Company shall own, and Employee shall (and hereby does) assign, all right, title and interest (including patent rights, copyrights, trade secret rights, mask work rights, trademark rights, and all other intellectual and industrial property rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), works of authorship, mask works, designs, know-how, ideas and information authored, created, contributed to, made or conceived or reduced to practice, in whole or in part, by Employee during the period in which Employee is or has been employed by or affiliated with the Company or any other member of the Company Group that either (a) relate, at the time of conception, reduction to practice, creation, derivation or development, to any member of the Company Group’s businesses or actual or anticipated research or development, or (b) were developed on any amount of the Company’s or any other member of the Company Group’s time or with the use of any member of the Company Group’s equipment, supplies, facilities or trade secret information (all of the foregoing collectively referred to herein as “Company Intellectual Property”), and Employee shall promptly disclose all Company Intellectual Property to the Company. All of Employee’s works of authorship and associated copyrights created during the period in which Employee is employed by or affiliated with the Company or any other member of the Company Group and in the scope of Employee’s employment or engagement shall be deemed to be “works made for hire” within the meaning of the Copyright Act. Employee shall perform, during and after the period in which Employee is or has been employed by or affiliated with the Company or any other member of the Company Group, all acts deemed necessary by the Company to assist each member of the Company Group, at the Company’s expense, in obtaining and enforcing its rights throughout the world in the Company Intellectual Property. Such acts may include execution of documents and assistance or cooperation (i) in the filing, prosecution, registration, and memorialization of assignment of any applicable patents, copyrights, mask work, or other applications, (ii) in the enforcement of any applicable patents, copyrights, mask work, moral rights, trade secrets, or other proprietary rights, and (iii) in other legal proceedings related to the Company Intellectual Property.

12. Arbitration.

(a) Subject to Section 12(b), any dispute, controversy or claim between Employee and any member of the Company Group arising out of or relating to this Agreement or Employee’s employment or engagement with any member of the Company Group will be finally settled by arbitration in Louisville, Kentucky in accordance with the then-existing American Arbitration Association (“AAA”) Employment Arbitration Rules. The arbitration award shall be final and binding on both parties. Any arbitration conducted under this Section 12 shall be private, and shall be heard by a single arbitrator (the “Arbitrator”) selected in accordance with the then-applicable rules of the AAA. The Arbitrator shall expeditiously hear and decide all matters concerning the dispute. Except as expressly provided to the contrary in this Agreement, the Arbitrator shall have the power to (i) gather such materials, information, testimony and evidence as the Arbitrator deems relevant to the dispute before him or her (and each party will provide such materials, information, testimony and evidence requested by the Arbitrator), and (ii) grant injunctive relief and enforce specific performance. All disputes shall be arbitrated on an individual basis, and each party hereto hereby foregoes and waives any right to arbitrate any dispute as a class action or collective action or on a consolidated basis or in a representative capacity on behalf of other persons or entities who are claimed to be similarly situated, or to participate as a class member in such a proceeding. The decision of the Arbitrator shall be reasoned, rendered in writing, be final and binding upon the disputing parties and the parties agree that judgment upon the award may be entered by any court of competent jurisdiction.

(b) Notwithstanding Section 12(a), either party may make a timely application for, and obtain, judicial emergency or temporary injunctive relief to enforce any of the provisions of Sections 9 through 11 provided, however, that the remainder of any such dispute (beyond the application for emergency or temporary injunctive relief) shall be subject to arbitration under this Section 12.

(c) By entering into this Agreement and entering into the arbitration provisions of this Section 12, THE PARTIES EXPRESSLY ACKNOWLEDGE AND AGREE THAT THEY ARE KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVING THEIR RIGHTS TO A JURY TRIAL.

(d) Nothing in this Section 12 shall prohibit a party to this Agreement from (i) instituting litigation to enforce any arbitration award, or (ii) joining the other party to this Agreement in a litigation initiated by a person or entity that is not a party to this Agreement. Further, nothing in this Section 12 precludes Employee from filing a charge or complaint with a federal, state or other governmental administrative agency.

13. Defense of Claims. During the Employment Period and thereafter, upon request from the Company, Employee shall cooperate with the Company Group in the defense of any claims or actions that may be made by or against any member of the Company Group that relate to Employee’s actual or prior areas of responsibility. In making any such request for cooperation following the Termination Date, the Company will take into consideration Employee’s then-existing personal and professional obligations, as applicable. The Company shall reimburse Employee for Employee’s reasonable and documented out-of-pocket expenses incurred by Employee following the Termination Date to comply with Employee’s obligations under this Section 13.

14. Withholdings; Deductions. The Company may withhold and deduct from any benefits and payments made or to be made pursuant to this Agreement (a) all federal, state, local and other taxes as may be required pursuant to any law or governmental regulation or ruling and (b) any deductions consented to in writing by Employee.

15. Title and Headings; Construction. Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. Any and all Exhibits or Attachments referred to in this Agreement are, by such reference, incorporated herein and made a part hereof for all purposes. Unless the context requires otherwise, all references to laws, regulations, contracts, documents, agreements and instruments refer to such laws, regulations, contracts, agreements and instruments as they may be amended from time to time, and references to particular provisions of laws or regulations include a reference to the corresponding provisions of any succeeding law or regulation. All references to “dollars” or “$” in this Agreement refer to United States dollars. The words “herein”, “hereof”, “hereunder” and other compounds of the word “here” shall refer to the entire Agreement, including all Exhibits attached hereto, and not to any particular provision hereof. The word “or” is not exclusive. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely. All references to “including” shall be construed as meaning “including without limitation.” Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each of the parties hereto and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties hereto.

16. Applicable Law; Submission to Jurisdiction. This Agreement shall in all respects be construed according to the laws of the Commonwealth of Kentucky without regard to its conflict of laws principles that would result in the application of the laws of another jurisdiction. With respect to any claim or dispute related to or arising under this Agreement, the parties hereby consent to the arbitration provisions of Section 12 and recognize and agree that should any resort to a court be necessary and permitted under this Agreement, then they consent to the exclusive jurisdiction, forum and venue of the state and federal courts (as applicable) located in Louisville, Kentucky.

17. Entire Agreement and Amendment. This Agreement contains the entire agreement of the parties with respect to the matters covered herein and supersedes all prior and contemporaneous agreements and understandings, oral or written, between Employee and any member of the Company Group concerning the subject matter hereof (including that certain employment offer letter dated May 13, 2019); provided, however, that the provisions of this Agreement are in addition to and complement (and do not replace or supersede) any other written agreement(s) or parts thereof between Employee and any member of the Company Group that create restrictions on Employee with respect to confidentiality, non-disclosure, non-competition, non-solicitation or non-disparagement. This Agreement may be amended only by a written instrument executed by both parties hereto.

18. Waiver of Breach. Any waiver of this Agreement must be executed by the party to be bound by such waiver. No waiver by either party hereto of a breach of any provision of this Agreement by the other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party or any similar or dissimilar provision or condition at the same or any subsequent time. The failure of either party hereto to take any action by reason of any breach will not deprive such party of the right to take action at any time.

19. Assignment. This Agreement is personal to Employee, and neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise transferred by Employee. The Company may assign this Agreement without Employee’s consent, including to any member of the Company Group and to any successor to or acquirer of (whether by merger, purchase or otherwise) all or substantially all of the equity, assets or businesses of the Company.

20. Notices. Notices provided for in this Agreement shall be in writing and shall be deemed to have been duly received (a) when delivered in person, (b) when sent by electronic mail (with confirmation of receipt) on a business day to the e-mail address set forth below, if applicable; provided, however, that if a notice is sent by facsimile transmission after normal business hours of the recipient or on a non-business day, then it shall be deemed to have been received on the next business day after it is sent, (c) on the first business day after such notice is sent by express overnight courier service, or (d) on the second business day following deposit with an internationally-recognized second-day courier service with proof of receipt maintained, in each case, to the following address, as applicable:

If to the Company, addressed to:

Charah, LLC

Attention: Vice President of Legal Affairs

12601 Plantside Drive

Louisville, Kentucky 40299

E-mail: sbrehm@charah.com

If to the Parent, addressed to:

Charah Solutions, Inc.

Attention: Vice President of Legal Affairs

12601 Plantside Drive

Louisville, Kentucky 40299

E-mail: sbrehm@charah.com

If to Employee, addressed to Employee’s last known address on file with the Company.

21. Counterparts. This Agreement may be executed in any number of counterparts, including by electronic mail or facsimile, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a copy hereof containing multiple signature pages, each signed by one party, but together signed by both parties hereto.

22. Deemed Resignations. Except as otherwise determined by the Board or as otherwise agreed to in writing by Employee and any member of the Company Group prior to the termination of Employee’s employment with the Company or any member of the Company Group, any termination of Employee’s employment shall constitute, as applicable, an automatic resignation of Employee: (a) as an officer of the Company and each member of the Company Group; (b) from the Board; and (c) from the board of directors or board of managers (or similar governing body) of any member of the Company Group and from the board of directors or board of managers (or similar governing body) of any corporation, limited liability entity, unlimited liability entity or other entity in which any member of the Company Group holds an equity interest and with respect to which board of directors or board of managers (or similar governing body) Employee serves as such Company Group member’s designee or other representative.

23. Section 409A.

(a) Notwithstanding any provision of this Agreement to the contrary, all provisions of this Agreement are intended to comply with Section 409A of the Internal Revenue Code of 1986 (the “Code”), and the applicable Treasury regulations and administrative guidance issued thereunder (collectively, “Section 409A”) or an exemption therefrom and shall be construed and administered in accordance with such intent. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of Employee’s employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A.

(b) To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A), (i) any such expense reimbursement shall be made by the Company no later than the last day of Employee’s taxable year following the taxable year in which such expense was incurred by Employee, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided, that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period in which the arrangement is in effect.

(c) Notwithstanding any provision in this Agreement to the contrary, if any payment or benefit provided for herein would be subject to additional taxes and interest under Section 409A if Employee’s receipt of such payment or benefit is not delayed until the earlier of (i) the date of Employee’s death or (ii) the date that is six (6) months after the Termination Date (such date, the “Section 409A Payment Date”), then such payment or benefit shall not be provided to Employee (or Employee’s estate, if applicable) until the Section 409A Payment Date.

Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement are exempt from, or compliant with, Section 409A and in no event shall any member of the Company Group be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Employee on account of non-compliance with Section 409A.

(d) To the extent that the aggregate amount of the installments of the Severance Payment that would otherwise be paid pursuant to the provisions of Section 7(f)(ii)(A) after March 15 of the calendar year following the calendar year in which the Termination Date occurs (the “Applicable March 15”) exceeds the maximum exemption amount under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A), then such excess shall be paid to Employee in a lump sum on the Applicable March 15 (or the first business day preceding the Applicable March 15 if the Applicable March 15 is not a business day) and the installments of the Severance Payment payable after the Applicable March 15 shall be reduced by such excess (beginning with the installment first payable after the Applicable March 15 and continuing with the next succeeding installment until the aggregate reduction equals such excess).

24. Certain Excise Taxes. Notwithstanding anything to the contrary in this Agreement, if Employee is a “disqualified individual” (as defined in Section 280G(c) of the Code), and the payments and benefits provided for in this Agreement, together with any other payments and benefits which Employee has the right to receive from the Company or any of its affiliates, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the payments and benefits provided for in this Agreement shall be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by Employee from the Company or any of its affiliates shall be one dollar ($1.00) less than three times Employee’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by Employee shall be subject to the excise tax imposed by Section 4999 of the Code or (b) paid in full, whichever produces the better net after-tax position to Employee (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes). The reduction of payments and benefits hereunder, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in-kind hereunder in a similar order. The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary shall be made by the Company in good faith. If a reduced payment or benefit is made or provided and through error or otherwise that payment or benefit, when aggregated with other payments and benefits from the Company or any of its affiliates used in determining if a “parachute payment” exists, exceeds one dollar ($1.00) less than three times Employee’s base amount, then Employee shall immediately repay such excess to the Company upon notification that an overpayment has been made. Nothing in this Section 24 shall require any member of the Company Group to be responsible for, or have any liability or obligation with respect to, Employee’s excise tax liabilities under Section 4999 of the Code.

25. Clawback. To the extent required by applicable law or any applicable securities exchange listing standards, or as otherwise determined by the Board (or a committee thereof), amounts paid or payable under this Agreement shall be subject to the provisions of any applicable clawback policies or procedures adopted by any member of the Company Group, which clawback policies or procedures may provide for forfeiture and/or recoupment of amounts paid or payable under this Agreement. Notwithstanding any provision of this Agreement to the contrary, each member of the Company Group reserves the right, without the consent of Employee, to adopt any such clawback policies and procedures, including such policies and procedures applicable to this Agreement with retroactive effect.

26. Indemnification. If Employee is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that Employee is or was an employee, director or officer of any member of the Company Group or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (other than, in each case, any action, suit or proceeding initiated by Employee or any member of the Company Group or any of its affiliates or any of their respective directors, officers, managers, members, partners or employees related to any contest or dispute between Employee and any member of the Company Group or any of its affiliates or any of their respective directors, officers, managers, members, partners or employees with respect to this Agreement or Employee’s employment, engagement or any termination thereof), Employee shall be indemnified and held harmless by the Company to the fullest extent authorized by the Company’s organizational and governing documents and by applicable laws against all liabilities and losses (including reasonable attorneys’ fees, judgments, fines or penalties) incurred or suffered by Employee in connection therewith; provided, however, that if Employee is seeking indemnification in connection with a proceeding (or part thereof) initiated by Employee, the Company shall indemnify Employee with respect to such proceeding (or part thereof) only if such proceeding (or part thereof) was authorized by the Board.

27. Effect of Termination. The provisions of Sections 6(b), 9-14 and 22 and those provisions necessary to interpret and enforce them, shall survive any termination of this Agreement and any termination of the employment relationship between Employee and the Company.

28. Third-Party Beneficiaries. Each member of the Company Group that is not a signatory to this Agreement shall be a third-party beneficiary of Employee’s obligations under Sections 8, 9, 10, 11, 12, 16 and 22 and shall be entitled to enforce such obligations as if a party hereto.

29. Severability. If an arbitrator or court of competent jurisdiction determines that any provision of this Agreement (or portion thereof) is invalid or unenforceable, then the invalidity or unenforceability of that provision (or portion thereof) shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

[Remainder of Page Intentionally Blank;

Signature Page Follows]

IN WITNESS WHEREOF, Employee and the Company each have caused this Agreement to be executed and effective as of the Effective Date.

EMPLOYEE

/s/ Roger Shannon
Roger Shannon

CHARAH, LLC

By:	/s/ Scott Sewell
	Name:	Scott Sewell
	Title:	President and Chief Executive Officer

Solely for purposes of Section 3(c):

CHARAH SOLUTIONS, INC.

By:	/s/ Scott Sewell
	Name:	Scott Sewell
	Title:	President and Chief Executive Officer

SIGNATURE PAGE TO

EMPLOYMENT AGREEMENT

EXHIBIT A

The following parishes within the State of Louisiana:

Acadia, Allen, Ascension, Assumption, Avoyelles, Beauregard, Bienville, Bossier, Caddo, Calcasieu, Caldwell, Cameron, Catahoula, Claiborne, Concordia, DeSoto, East Baton Rouge, East Carroll, East Feliciana, Evangeline, Franklin, Grant, Iberia, Iberville, Jackson, Jefferson, Jefferson Davis, Lafayette, Lafourche, LaSalle, Lincoln, Livingston, Madison, Morehouse, Natchitoches, Orleans, Ouachita, Plaquemines, Pointe Coupee, Rapides, Red River, Richland, Sabine, St. Bernard, St. Charles, St. Helena, St. James, St. John, St. Landry, St. Martin, St. Mary, St. Tammany, Tangipahoa, Tensas, Terrebonne, Union, Vermilion, Vernon, Washington, Webster, West Baton Rouge, West Carroll, West Feliciana, and Winn

EXHIBIT A